EXHIBIT 99.1

             VON HOFFMANN HOLDINGS INC. AND VON HOFFMANN CORPORATION
              COMMENCE TENDER OFFERS AND CONSENT SOLICITATIONS FOR
                        SUBORDINATED EXCHANGE DEBENTURES
                                SENIOR NOTES AND
                            SENIOR SUBORDINATED NOTES


           St. Louis, Missouri, August 20, 2004 - Von Hoffmann Holdings Inc. announced today that, in connection with the previously announced transactions with affiliates of Kohlberg Kravis Roberts & Co. and DLJ Merchant Banking Partners, including the merger of Von Hoffmann Holdings Inc. with VHH Merger, Inc., a wholly-owned subsidiary of Fusion Acquisition LLC, and the contribution of Von Hoffmann Holdings to Jostens Holding Corp., it has commenced a cash tender offer and consent solicitation for any and all of the $44,729,375 outstanding principal amount of its 13.5% Subordinated Exchange Debentures Due 2009 (CUSIP Nos. 928864AF4 and 928864AA5 and ISIN US928864AF42 and US928864AA54). Also today, Von Hoffmann Corporation, a subsidiary of Von Hoffmann Holdings, announced that it has commenced cash tender offers and consent solicitations for any and all of the $275,000,000 outstanding principal amount of its 10 1/4% Senior Notes Due 2009 (CUSIP Nos. 928864AC1 and 928866AD4 and ISIN US928864AC11 and US928866AD42) and for any and all of the $100,000,000 outstanding principal amount of its 10?% Senior Subordinated Notes Due 2007 (CUSIP No. 928866AC6 and ISIN US928866AC68). In each case, the consents are being solicited to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the notes.

           The tender offers and consent solicitations are being made upon the terms and conditions in the applicable Offers to Purchase and Consent Solicitation Statements and related Letters of Transmittal dated August 19, 2004. The tender offers are scheduled to expire at 5:00 p.m., New York City time, on September 17, 2004, unless extended or earlier terminated. Noteholders who provide consents to the proposed amendments will receive a consent payment of $20.00 per $1,000 principal amount of notes tendered and accepted for purchase pursuant to the applicable offer if they provide their consents on or prior to 5:00 p.m., New York City time, on September 1, 2004 (the "Consent Date"), unless such date is extended.

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           The total consideration to be paid for each Von Hoffmann Holdings
13.5% Subordinated Exchange Debenture validly tendered prior to the Consent Date and accepted for purchase will be $1,043.00 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, from the last interest payment to, but not including, the payment date.

           The tender offer consideration for each $1,000 principal amount of Von Hoffmann Corporation 10 1/4% Senior Notes validly tendered and accepted for purchase will be determined at 10:00 a.m. on September 2, 2004 based on the present value of such notes as of the payment date, calculated in accordance with standard market practice, assuming each $1,000 principal amount of such notes would be paid at a price of $1076.88 on March 15, 2005, discounted at a rate equal to 75 basis points over the yield on the 1.625% U.S. Treasury Note due March 31, 2005, minus a consent payment of $20.00 per $1,000 of principal amount of such notes. Holders who tender such notes prior to the Consent Date will be entitled to receive the consent payment. Holders who tender such notes after the Consent Date will not receive the consent payment. Holders who properly tender also will be paid accrued and unpaid interest, if any, up to, but not including, the payment date.

           The total consideration to be paid for each Von Hoffmann Corporation 10?% Senior Subordinated Note validly tendered prior to the Consent Date and accepted for purchase will be $1,019.79 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, from the last interest payment to, but not including, the payment date.

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           Von Hoffmann Holdings and Von Hoffmann Corporation intend to fund the tender offer and consent payments with a portion of the proceeds from senior secured term loan and revolving credit facilities in an aggregate principal amount of up to $1.3 billion and a $500 million increasing rate bridge loan to be secured by Jostens IH Corp., a wholly-owned subsidiary of Jostens Holding Corp., (or, in lieu of the bridge loan, the incurrence of other indebtedness by Jostens IH Corp.) in connection with the Transactions.

           The obligations to accept for purchase and to pay for notes in each tender offer is conditioned on, among other things, the following:

          o satisfaction or waiver of the conditions to the closing of the transactions, and


          o the receipt of consents to the proposed amendments from the holders of at least a majority of the aggregate principal amount of outstanding notes, and the execution of a supplemental indenture to each of the indentures governing the notes.

           Von Hoffmann Holdings and Von Hoffmann Corporation have retained Credit Suisse First Boston LLC to serve as the Dealer Manager and Solicitation Agent for the tender offers and the consent solicitations. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent, at
(800) 322-2885 (US toll-free) or by email at proxy@mackenziepartners.com. Questions regarding the tender and consent solicitation may be directed to Credit Suisse First Boston LLC at (800) 820-1653 (US toll-free) or +1 (212) 538-0652.

           Von Hoffmann Corporation is a leading manufacturer of four-color case-bound and soft-cover educational textbooks and related components for major publishers of books in the United States. In addition to textbook manufacturing, Von Hoffmann Corporation provides a full range of printing and design services from early design to final distribution. The company manufactures products sold to the commercial marketplace where they target business-to-business catalog manufacturers, the federal government printing office, trade publishers, health-care catalog manufacturers, the financial services industry and numerous other niche markets.



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This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offers and consent solicitations are being made solely by the Offer to Purchase and Consent Solicitation Statements dated August 19, 2004.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Von Hoffmann believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.